AMENDMENT NO. 2 TO

OPERATING AGREEMENT

This Amendment No. 2 (this “Amendment”), to that Operating Agreement for Delta Liftoff LLC dated September 2, 2022, as amended on October 31, 2022 (the “Agreement”), between Incubara Capital Corp. and STARS-VR, LLC (collectively, the “Parties”), is entered as of March 31, 2023 (the “Effective Date”).

WHEREAS:

A.The Parties have previously entered into the Agreement; and

B.The Parties desire to amend the Agreement as set forth in this Amendment,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Unless otherwise defined in this Amendment, capitalized terms used but not defined shall have their respective meanings as set forth in the Agreement.

2.Section 10.1(b) of the Agreement is deleted in its entirety and replaced with the following:

(b)Incubara Capital Corp. (“Incubara”) will contribute US$975,000 (the “Required Amount”) as follows: (i) US$200,000, of which CA$105,500 has been contributed by Incubara to the Company as at the date hereof, by July 1, 2023, (ii) US$200,000 by August 1, 2023 and (iii) US$575,000 by November 1, 2023 (collectively, the “Payment Schedule”).

3.This Amendment, together with the Agreement as amended hereby, constitutes the entire agreement and understanding of the Parties with respect to those subject matters hereof and thereof, and supersedes all prior and contemporaneous negotiations, correspondence, agreements, understandings, duties and obligations with respect to the subject matters hereof.

4.Except as modified by this Amendment, the Agreement remains in full force and effect in accordance with its terms, and are hereby ratified, confirmed and approved in all respects by the Parties without any further modification.

5.This Amendment may be executed in any number of counterparts and delivered by email or facsimile, each of which shall be deemed to be an original, but all of which together shall constitute the same Amendment. Execution and delivery of this Amendment by facsimile or other electronic means shall be deemed to be, and shall have the same effect as, execution by an original signature and delivery in person.

[Signatures on the following page]

IN WITNESS WHEREOF the Parties have executed this Amendment as of the Effective Date.

INCUBARA CAPITAL CORP.

Per:  “Geoff Watson”

 Authorized Signatory

STARS-VR, LLC

Per:  “Jason Walsh”

 Authorized Signatory